Glen Akselrod: Good morning and welcome to BrandPartners Group’s second quarter 2005 conference call. I am joined today by Jim Brooks, BrandPartners’ Chief Executive Officer, and Tony Cataldo, the Company’s Chairman.

Before I turn the call over to Mr. Brooks and Mr. Cataldo, I will quickly read BrandPartners forward-looking statements:

Statements included in this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological developments, market demand and the company’s ability to accurately estimate revenues due to market factors beyond its control. The actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. BrandPartners Group shall have no obligation to update the information provided on this call to reflect subsequent events.

Now I would like to turn the call over to Mr. Cataldo.

Thank you Glen, and thank you everybody for joining in. I will talk first and then Jim will come on and talk about the financial structure of the Company as well as its operations and what the business lines are doing.

It has been about twenty months now since myself and Jim and the new management group got together to restructure the Company. Back at that time, the Company was in dire straights and needed an awful lot of repair. Since then, the Company has come a long way to the tune of actually not only turning the Company around but also growing the business. We looked at restructuring the Company as a three phase process, which was the first phase stabilizing the Company, stabilizing its balance sheet, and then the second phase reinvesting into the Company and in the third phase preparing for accelerated growth through reinvestment into the Company. All of those things are happening, the first six months of this year’s per share earnings actually compare to last year. They could have been higher except for the Company’s second phase we felt it was a better business idea to take some profits and reinvest and start implementing other strategies to extend the revenue stream thereby extending the growth of the Company which included Grafico, restructuring the Company’s finances, adding to our sales force and starting a company in Europe. Jim will go into all of these things further. All of those things have happened and we are very happy with what we have done, the fruits of that labor as we see it are starting to pay off. Jim will also talk about the Company’s backlog which is quite significant.

What we have presented up until this point is the turnaround, back in December 2003 this Company had a negative deficit of $14 million which was really overpowering. Today we are happy to report that we have over $580,000 worth of positive cash, just to show one of the many things that have happened with this Company. While we have done all of this the capital structure has remained basically the same since we have restructured it back at the beginning with the financing of $3 million dollars to correct the balance sheets and all the other things that needed fixing. We do not need any money, we have been saying that for now the twenty months that we have been here after the initial financing and we have not gone out there to raise money. We have been able to reinvest a significant amount of cash into the Company to uptake acquisitions and increase the Company’s business lines. What Jim is going to talk about is all the detail and the operational efforts that have gone into that. Then we will close the meeting with a question and answer period and hope that we can let everybody know where the Company truly lies.

We are shareholders in this Company too, we all look at the stock price. The Company is making money, we are actually doing really well and we have a program that will continue to go forward and we feel that ultimately if we continue to grow this business, make profits show that this is a Company that is quite substantial, that all the rest of those things about the Company will get out there. Come September we are going to start a more aggressive program to get out there and we feel that that will pay off for all shareholders. So Jim, why don’t you take it from here.

Jim Brooks: Thanks Tony. We recently announced the results of our second quarter for 2005, which was our 6th consecutive profitable quarter and included the highest second quarter revenues in the Company’s history.

As for the details:

For the three month period ended June 30, 2005, BrandPartners reported revenues of $12.6 million, an increase of 12% versus the same period in 2004 when the Company reported $11.2 million. The Company generated operating income of $1.0 million versus $1.2 million in 2004, and net income of $683,000, or $.02 per fully diluted share versus net income of $1.0 million, or $.03 per fully diluted share. The Company completed the second quarter with $7.2 million in accounts receivable, an increase of 41% over the same period in 2004 when the Company reported $5.1 million. Payables were $4.6 million versus $6.0 million reported during the same period in 2004, or a $1.4 million decrease. Non-cash interest, non-recurring expenses, and expenses related to BrandPartners Europe, the Company’s London-based start-up subsidiary, were $317,000 versus $4,000 during the same period last year. For the six month period ended June 30, 2005, the company reported $27.1 million in revenues, slightly higher than the $27.0 million the company reported during the same period last year; $3.1 million of operating income, which was equivalent to the same period last year; $2.5 million of net income compared to $2.8 million during the same period last year; and $.07 per fully diluted share versus $.08 per fully diluted share last year. Non-cash interest, non-recurring expenses, and expenses related to BrandPartners Europe were $575,000 compared to $47,000 during the same period last year. In addition, the company is carrying higher sales and marketing costs due to first quarter sales staff hiring in the area of design/build. Also, revenues for the three month period and six month period ended June 30, 2005 were lower than expected due to delays in several design build projects.

During our previous conference calls we have clearly communicated to the investment community our commitment to increase shareholder value in the context of our industry dynamics as well as the company’s operating business model, new product developments, and diversification strategy. In a very short period of time from the point of our restructuring in January 2004, we have made strides improving each area of the above and positioning the company for long-term growth. We continue to believe that the Company will realize growth in 2005 and even more growth in 2006. In addition, we have just recently added several new areas, which I will discuss, that we believe will strengthen the company’s leadership position in our core industry and offer us additional growth opportunities.

I would now like to address 12 different areas that are pieces of our plan to continue growing BrandPartners:

1. Core Business

We still believe that we are in an excellent position to grow our core financial services business as the industry continues to grow and spend money on new building and existing retail spaces.  Our objective remains the same: Pursue growth by strengthening our position as an innovator in the industry, diversify our client base, which we have done well this year by adding many new clients, adding new products and services, and increasing our sales force where appropriate. The company’s backlog, which consists of signed contracts that will move to the revenue category when work is completed, remains at a higher level than at the same time in 2004. In addition, our design/build business’ signed contracts are at an all time high as a result of our strategy to aggressively pursue business in this category.

2. Grafico - In just a few months as a new subsidiary of BrandPartners Group, Grafico has generated a huge pipeline of opportunities with little to no marketing, because of the services it has to offer its client base. Consequently, we are extremely excited about the potential for significant revenues in 2006.  In addition, as an example of how our new ventures can create opportunities for employees, each area of our core business has been working on potential Grafico contracts. Also, we are in the process of adding sales and marketing resources to pursue what we believe are significant opportunities in all areas of our expertise.

3. Digital Merchandising - We believe we are finally beginning to generate real traction in the area of digital merchandising with multiple signed contracts and a solid pipeline of opportunities. This has taken longer than we would have preferred, but it was important that we set our strategy to differentiate our model from our immediate competitors and select and integrate the right partners. This area fits into two categories: One, a new product that fits into our overall plan to enhance the products and services that we offer our financial services clients; and Two, a product that could act as a potential lead generator for non-financial opportunities.

4. Furniture  - We continue to believe that our furniture group will play an increasingly important role in our design/build growth strategy, and as a furniture dealer we have been missing an important component: A furniture showroom. However, we recently completed our showroom on the first floor of our headquarters office in New Hampshire, and we believe that this will give us the opportunity to drive significantly more revenues in 2006.  This should come as a result of pushing furniture and space planning more aggressively to our client base including targeting larger and administration projects, participating in Grafico's roll-out opportunities, and growing our non-financial furniture sales staff. We also believe we have expansion opportunities for our dealership.

5. Europe - BrandPartners Europe, with the support of Eduardo Alvarez, the Managing Director of Design and Creative Services at BrandPartners’ Retail, aggressive marketing, and the resources of our UK partner Button, and through the efforts of our business development executive in London, we are now in a position of having a number of interesting opportunities in the pipeline with several building societies and a major UK communications company.

6. Retail - As we communicated in the first quarter, we signed several projects with a major national services retail company and we added several additional projects with the same client in the second quarter. However, generating business in other retail industries has been a bit more challenging than we anticipated mainly due to the fact that our portfolio of pure retail projects is limited. However, we are currently undergoing a re-evaluation of our value proposition to other markets, and we are also hopeful that our partnership with a New York retail design company will act as a catalyst to introduce us to more opportunities.

7. Small Business Initiative (SBI) - We are just now beginning to put together our strategy of marketing our merchandising and creative services more aggressively to retailers and retail financial networks with under 50 branches. These systems have more than 50,000 branches in the United States, and though we are successful in this tier due to our concentration of design/build clients, we believe that there are growth opportunities for our other business units. We believe that this initiative could also provide the perfect model for Grafico and our Design/Build business unit the ability to offer their clients a full menu of products and services at competitive prices.

8. New Product Development - At the end of 2004 we commenced the operation of a new product development group. This group is making solid progress in the areas of developing new products related to client projects, generating new products that can be marketed to our entire client base, re-engineering existing products, streamlining the design process, and cataloging our products for easier use within the company.  This is an important area that should lead to incremental revenues and cost savings in 2006.

9. Retail Experience Design (RED) - Mark Murray, the creator of Retail Experience Design, or RED, which is a design philosophy centered around the ideal sales process at the branch level that we believe will further transform the way companies design their spaces, has joined the Company in a consulting role.  Mark has tremendous experience in retail banking and more traditional retail via his creative director role at one of our key competitors and senior executive positions at several prominent ad agencies.  Most recently, he completed an assignment for Oskar, a Prague-based telecommunications retailer, to transform their store design through th RED process. We believe that RED will add to our overall competitive advantage and thought leadership position by increasing our level of expertise and differentiation in the area of store design. RED has the potential to generate stand-alone consulting revenues and increase our penetration of accounts in our core business and other vertical markets.  Mark is working hard on integrating himself and RED into our company and training our sales organization on how to approach clients with the concept, and he has also supported BrandPartners Europe at its recent tradeshow.

10. Partner Products - This is an area that we are eager to pursue more aggressively with the right partners.  As a result of our distribution into financial services companies, we have been approached by several businesses that would like to use our distribution channel to sell their products and services.  For example, a 24/7 outsourced customer Service Company pursuing business in the smaller to regional banks; a start-up branch performance software company that needs speed to market via a strong representation in the industry; and a GPS-oriented HVAC monitoring company that is selling its products to multi-store retail and financial services companies and is seeking wider distribution.  Though we need to choose our partners carefully, we believe that these types of deals could generate a good flow of recurring revenues to the Company.

11. Creative/Merchandising Integration - though the company has historically separated the merchandising or fixtures and creative services business units, we are planning to merge these units no later than the end of the year to improve external and internal communications and efficiencies, and, more importantly, help generate more revenues by pushing the integration of creative products into merchandising sales.

12.  Acquisitions- we are currently evaluating several acquisition opportunities that touch each of our business units; some of these we believe would give us even greater distribution and more recurring revenues. .

In summary, we believe that we are doing the right things to maximize shareholder value by positioning the company for growth and diversification in various areas (clients, products, new businesses, new ventures, etc.).  Consequently, we are committed to investing resources where necessary to support areas that have the most growth potential. While adding these resources and expanding into new markets, the timing and value of pipeline deals converted to signed contracts obviously impacts short-term results. Our pipeline is the strongest it has ever been, and our backlog remains at a higher level than at the same time last year. In short, we believe that the future continues to look bright. So, we intend to continue working hard to turn our strategic plan into higher revenues and profitability,

Now, we will open up the session to questions.